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                                                                EXHIBIT 10.10(g)

                           FORSTMANN & COMPANY, INC.
                          1185 Avenue of the Americas
                            New York, New York 10036

Woolverton Limited
8 Inns Court
Wine Tavern Street
Dublin 8, Republic of Ireland

Gentlemen:

        Simultaneously herewith we are entering into an agreement with you (the "Design Agreement") pursuant to which you will be providing to us design and other services in connection with our performance under our license of even date with Compagnia Tessile S.p.A. and an agreement with you (the "Consultation Agreement") pursuant to which you will be providing to us consulting services in connection with fabric purchases to be made by us. No later than August 31, 1992, we shall deliver to you a guarantee for your benefit in the amount of US$800,000 issued by an affiliate or correspondent bank of Citibank N.A. located in Ireland with respect to the Design Agreement and the Consultation Agreement (the "Original Guarantee").

        The Original Guarantee shall be in form and substance reasonably acceptable to you and shall remain effective for at least twelve (12) months after it is issued and, if it is to expire before December 31, 1993, it shall be replaced, at least thirty (30) days prior to its expiration date with a new guarantee in the same substance and substantially the same form as the Original Guarantee (the "Interim Guarantee"), which Interim Guarantee shall become effective upon the expiration of the Original Guarantee and remain effective until December 31, 1993. We shall cause a new guarantee, in such substance and substantially such form (the "New Guarantee" and jointly and severally, together with the Original Guarantee and the Interim Guarantee, the "Guarantee"), to be issued to replace the preceding Guarantee upon its expiration at least thirty
(30) days before the commencement of the succeeding calendar year (1994 for the first New Guarantee), which New Guarantee shall remain effective until the end of the next calendar year, e.g., through December 31, 1994 with respect to the first New Guarantee. The amount of each New Guarantee shall be equal to the amount of liquidated damages payable for such year pursuant to our letter agreement relating to liquidated damages being executed this date (the "Letter Agreement").
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        Failure to deliver a Guarantee timely or to reestablish a Guarantee to its full amount when required, as hereinafter provided, shall be a default by us under the Design Agreement and the Consultation Agreement and you may terminate the Design Agreement and the Consultation Agreement upon written notice given to us within twenty (20) days after the default occurs~ provided that the default has not been cured prior to our receipt of such notice. Failure by you to terminate the Design Agreement and the Consultation Agreement by reason of such a default by us shall not affect in any way your rights under the Letter Agreement to receive liquidated damages, as provided therein, if your right thereto thereafter arises.

        You may draw down on a Guarantee at any time after you have delivered to us a notice of default in payment under the Design Agreement or the Consultation Agreement which default is not cured within the cure period set forth in the Design Agreement or within ten (10) business days after written notice to us of such default under the Consultation Agreement, as the case may be, to the extent of the amount of the payment in default. In addition, you shall have the right to draw down on a Guarantee upon the termination of the Design Agreement (including a termination resulting from our failure to deliver or reestablish a Guarantee timely) in the event that you are entitled to liquidated damages pursuant to the Letter Agreement. With respect to liquidated damages, you may draw down against a Guarantee to the full extent of the liquidated damages.

        The termination of the Design Agreement and the Consultation Agreement and the drawing down of a Guarantee thereupon with respect to the liquidated damages shall not relieve us of our obligations to pay you any other sums due to you (whether then due or accrued under the Design Agreement or the Consultation Agreement or thereafter becoming due on account of subsequent sales of products under the Design Agreement or purchases of fabrics by us with respect to the Consultation Agreement) under the Design Agreement or the Consultation Agreement or the Letter Agreement, including, without limitation, any portion of the liquidated damages owing not satisfied by the amount of the Guarantee drawn down with respect thereto. In addition, if such termination is a result of our failure to deliver the Original Guarantee timely, we shall not be relieved of our obligations to pay you any such other sums or of our obligation to pay you the entire amount of liquidated damages provided in the Letter Agreement for 1992.

        In the event that you draw down on a Guarantee during the term of the Design Agreement and the Consultation Agreement, we shall reestablish the Guarantee in the full amount thereof as promptly as possible and in no event more than thirty (30) business days after our receipt of notice that you have drawn down on such Guarantee.

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        This agreement shall be construed and interpreted in accordance with the laws of the State of New York, U.S.A., applicable to agreements made and to be performed in said state, and supersedes all prior arrangements or agreements between us with respect to the subject matter hereof.

        This agreement may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

Dated: July 1, 1992                     Very truly yours,

                                        FORSTMANN & COMPANY, INC.


                                        By: /s/ Christopher L. Schaller
                                            ---------------------------

AGREED TO:

WOOLVERTON LIMITED


By: (SEAL)
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